Exhibit 10.25

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (this “Agreement”) is entered into as of January 16, 2020 (the “Effective Date”), by and between Philip Evans (the “Executive”), Emerald Expositions, LLC, a Delaware limited liability company (the “Company”), and solely for the purpose of Sections 2(b) and (c), Emerald Expositions Events, Inc. (“Parent”) (each of the Executive, the Company, and solely for the purpose of Sections 2(b) and (c), Parent, a “Party” and collectively, the “Parties”). The Parties acknowledge that the terms and conditions of this Agreement have been voluntarily agreed to and are intended to be final and binding.

RECITALS

WHEREAS, the Executive is party to an employment agreement with the Company effective as of March 30, 2017 (the “Employment Agreement”);

WHEREAS, the Executive was previously granted nonqualified stock options (the “Options”) to acquire shares of common stock (“Common Stock”) of Parent pursuant to the Emerald Expositions Events, Inc. 2013 Stock Option Plan (the “2013 Plan”) and the Emerald Expositions Events, Inc. 2017 Omnibus Equity Plan (the “2017 Plan”) (the 2013 Plan and 2017 Plan, collectively the “Plans”) and the applicable option agreements (each, an “Option Agreement”), certain of which are vested as of the Effective Date, certain of which are eligible to become vested between the Effective Date and the Separation Date (as defined below), and certain of which are otherwise due to be forfeited upon the Executive’s separation from employment with the Company (such Options as set forth on Schedule I, the “Extended Options”);

WHEREAS, the Executive was previously granted restricted stock units (the “RSUs”) in respect of Common Stock pursuant to the 2017 Plan and the applicable RSU award agreements (each, an “RSU Agreement”), certain of which are eligible to become vested between the Effective Date and the Separation Date, and certain of which are due to be forfeited upon the Executive’s separation from employment with the Company (such RSUs as set forth on Schedule II, the “Extended RSUs”);

WHEREAS, the Parties mutually agree that, effective as of the close of business on the earlier of (i) the date on which the Company’s 2019 10-K has been signed and filed, or (ii) February 29, 2020 (the “Transition Date”), the Executive shall cease to serve as the Chief Financial Officer and Treasurer of the Company and in all other officer, manager or director capacities with the Company and any of its subsidiaries and Affiliates (collectively, the “Company Group”), and will continue to provide services as an employee of the Company Group until the Separation Date (defined below);

WHEREAS, the Parties mutually agree that, effective as of the close of business on March 31, 2020 (the “Separation Date”), the Executive shall cease to serve in all employee capacities with the Company Group;

WHEREAS, at all times during the period beginning on the Effective Date and ending on the Separation Date, the Executive shall remain an employee of the Company and continue to be entitled to the compensation and benefits provided pursuant to Section 2 of the Employment Agreement; and

WHEREAS, as a condition precedent and a material inducement for the Company to make available to the Executive the benefits set forth in this Agreement, the Executive has agreed to execute this Agreement and be bound by the provisions herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for the monetary and other consideration set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.Transition; Separation from Service.

(a)Transition. The Parties agree that, effective as of the Transition Date, the Executive shall continue to serve as an employee of the Company, but will no longer hold the position of the Chief Financial Officer and Treasurer of the Company. The Parties further agree that, effective as of the Transition Date, the Executive shall cease to serve in all other officer, manager or director capacities with the Company Group, and shall no longer be authorized to incur any expenses, obligations or liabilities on behalf of any member of the Company Group without the express consent of the Company’s Chief Executive Officer.

(b)Separation. The Parties agree that, effective as of the Separation Date, the Executive shall automatically cease to be an employee of the Company.

2.Severance Arrangements. Subject to the Release (as defined in Section 3 hereof) having become irrevocable within thirty (30) days following the Separation Date (the date on which such Release becomes effective, the “Release Effective Date”), the Executive shall be entitled to:

(a)Severance and Benefits Continuation.

1)An amount equal to $1,000,000, payable in equal installments on the Company’s regular payroll dates over the 12-month period following the Release Effective Date (the “Severance Period”);

2)to the extent permitted pursuant to the applicable plans, continuation on the same terms as an active employee (including, where applicable, coverage for the Executive and his dependents) of medical insurance benefits for the Executive and his dependents that the Executive would otherwise be eligible to receive as an active employee of the Company through the end of the Severance Period or, if earlier, the date on which the Executive becomes eligible for benefits from a subsequent employer;

3)the Executive will be eligible for an Annual Bonus equal to the Target Annual Bonus Opportunity (as such terms are defined in the Employment Agreement) in respect of the 2020 fiscal year in accordance with Section 2.2 of the Employment Agreement, payable in 2021 at the same time bonuses are paid to other senior executives; provided that any bonus payable will be prorated based on the number of days worked in 2020 until the Separation Date.

(b)Extension of Certain Options. Notwithstanding anything to the contrary contained in the Plans or the applicable Option Agreements, the Extended Options will remain outstanding and exercisable until September 30, 2021 (the “Extension Date”). Additionally, any Extended Options scheduled to vest within the 12 months subsequent to the Separation Date shall continue to vest in accordance with their applicable Option Agreements. Any Extended Options that remaining outstanding as of the Extension Date will be deemed to be forfeited for no consideration as of such date. Except as otherwise provided herein, the terms and conditions of the applicable Option Agreement shall remain in full force and effect. For the sake of clarity, any Options that are unvested as of the Effective Date but are scheduled to vest in the normal course prior to the one-year anniversary of the Separation Date will be Extended Options.

(c)Extension of Certain RSUs. Notwithstanding anything to the contrary contained in the 2017 Plan or the applicable RSU Agreements, any Extended RSUs scheduled to vest within the 12 months subsequent to the Separation Date shall continue to vest and settle in accordance with their applicable RSU Agreements; provided, however, that any Extended RSUs scheduled to vest after February 28, 2021 shall instead vest on February 28, 2021 and settle no later than March 15, 2021. Except as otherwise provided herein, the terms and conditions of the applicable RSU Agreement shall remain in full force and effect.

(d)Accrued Amounts. Regardless of whether the Executive executes the Release described in Section 3 of this Agreement, the Company will pay or provide the Executive with all accrued and unpaid base salary and accrued and unused vacation days accrued through the Separation Date, any unreimbursed business expenses accrued through the Separation Date, as soon as practicable following the Separation Date, and any accrued but unpaid Annual Bonus in respect of fiscal year 2019, in accordance with Section 2.2 of the Employment Agreement.

(e)Exclusive Payments. The Executive and the Company agree that, except as expressly set forth in this Agreement, the Executive shall not be entitled to receive any additional compensation, bonuses, incentive compensation, benefits or other consideration from the Company in connection with or in any way related to his termination from, or prior employment by, the Company.

3.Release of Claims by the Executive. As set forth above, the Company’s obligation to provide the benefits contemplated by Section 2(a), (b), and (c) is conditioned on the Executive’s having executed and delivered to the Company the Release of Claims substantially in the form attached as Exhibit A hereto (the “Release”) on or following the Separation Date and such Release having become effective and irrevocable within thirty (30) days following the Separation Date.

4.Return of Company Property. On or before the Separation Date, the Executive shall return to the Company all Company Group property he is aware of or reasonably should be aware of being in his possession, including, without limitation, any keys, access cards, credit cards, books, manuals, files, computer software, disks and the like, as well as all paper and electronic copies of materials and documents in his possession or under his direct or indirect control relating to the Company Group, its business, executives, and customers, and, the Executive represents that he will not retain copies, in whatever form, of any such materials or documents; provided, that to the extent he later becomes aware of Company Group property in his possession, the Executive shall promptly upon discovery return to the Company all such Company Group property. Notwithstanding anything to the contrary set forth herein, the Company hereby acknowledges and agrees that the Executive may retain, as his own property, his copies of his individual personnel documents, such as his payroll and tax records, and similar personal records and his rolodex and address book so long as they contain only contact type information and a copy is left at the Company. The Executive shall also be permitted to retain his Company-issued laptop, computer monitors, and docking station following the Separation Date, provided, however, that prior to the Separation Date, the Executive shall submit the Company-issued laptop to the Company’s IT department for removal of Confidential Information (as defined below).

5.Restrictive Covenants.

(a)Unauthorized Disclosure. The Executive agrees and understands that in the Executive’s position with the Company, the Executive was exposed to and received information relating to the confidential affairs of the Company and its Affiliates, including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company and its Affiliates and other forms of information considered by the Company and its Affiliates to be confidential or in the nature of trade secrets (including, without limitation, ideas, research and development, know- how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, the “Confidential Information”). Confidential Information shall not include information that is generally known to the public or within the relevant trade or industry other than due to the Executive’s violation of this Section 5(b) or disclosure by a third party who is known by the Executive to owe the Company an obligation of confidentiality with respect to such information. The Executive agrees that the Executive shall not disclose any Confidential Information to any person following Executive’s employment with the Company without the prior written consent of the Company, and shall not use or attempt to use any such information in any manner, unless required or permitted by law to disclose such information, in which case the Executive shall provide the Company with written notice of such requirement as far in advance of such anticipated disclosure as reasonably practicable. This confidentiality covenant has no temporal, geographical or territorial restriction. The Executive has supplied to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to the Executive during the Executive’s employment with the Company (other than any documents relating to the Executive’s employment, benefits, personal tax related-matters or personal contacts), and any copies thereof, in each case, to the extent remaining in the Executive’s (or capable of being reduced to the Executive’s) possession. Notwithstanding the foregoing, nothing herein shall prevent the Executive from disclosing Confidential Information to the extent required by law. Additionally, nothing herein shall preclude the Executive’s right to communicate, cooperate or file a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise make disclosures to any Governmental Entity, in each case, that are protected under the whistleblower or similar provisions of any such law or regulation; provided that in each case such communications and disclosures are consistent with applicable law. Nothing herein shall preclude the Executive’s right to receive an award from a Governmental Entity for information provided under any whistleblower or similar program. The Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. The Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, provided that such filing is made under seal. If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the trade secret to the Executive’s attorney and use the trade secret information in any related court proceeding, provided that the Executive files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.

(b)Non-Competition. By and in consideration of the Company entering into this Agreement, the Executive agrees that the Executive shall not, during the Severance Period, directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including, without limitation, holding any position as a stockholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined below); provided that in no event shall (X) ownership by the Executive of two percent or less of the outstanding securities of any class of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended, standing alone, be prohibited by this Section 5(b), so long as the Executive does not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a shareholder thereof or (Y) being employed by an entity, standing alone, be prohibited by this Section 5(b), so long as the entity has more than one discrete and readily distinguishable part of its business and the Executive’s duties are not at or involving the part of the entity’s business that is actively engaged in a Restricted Enterprise. For purposes of this paragraph, “Restricted Enterprise” shall mean any company that is engaged in the operation of business-to-business live events including trade shows, conferences and hosted buyer events in any country or territory in which Parent or any of its subsidiaries markets any of its services or products or has plans to begin marketing any of its services or products. The Executive acknowledges and agrees that this Section 5(b) is mutually and freely agreed upon in good faith by the Parties in connection with the Executive’s separation from employment with the Company, and as such, is compliant with Utah Code Ann. Section 34-51-101, et seq.

(c)Non-Solicitation of Employees. During the Severance Period, the Executive shall not directly or indirectly hire, contact, induce or solicit (or assist any individual or company to hire, contact, induce or solicit) for employment any person who is, or within 12 months prior to the date of such hiring, contacting, inducing or solicitation was, an employee of the Company or any of its Affiliates; provided, however, that the foregoing shall not prevent the Executive from placing advertisements in publications of general circulation or on job search websites, so long as the Executive is not personally involved in recruiting any individual who responds to such an advertisement.

(d)Interference with Business Relationships. During the Severance Period, the Executive shall not directly or indirectly induce or solicit (or assist any individual or company to induce or solicit) any customer or client of the Company or its subsidiaries to terminate its relationship or otherwise cease doing business in whole or in part with the Company or its Affiliates, or directly or indirectly interfere with (or assist any person to interfere with) any material relationship between the Company or its Affiliates and any of its or their customers or clients so as to cause harm to the Company or its Affiliates.

(e)Extension of Restriction Period. The length of time for which the Executive shall bound by the covenants set forth in Section 5(b), (c), or (d) hereof shall be tolled for any period during which the Executive is in breach of such covenants.

(f)Remedies. The Executive agrees that any breach of the terms of this Section 5 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach, threatened breach and/or continued breach by the Executive and/or any and all persons acting for and/or with the Executive, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from the Executive. The Executive and the Company further agree that the provisions of the covenants contained in this Section 5 are reasonable and necessary to protect the businesses of the Company and its Affiliates because of the Executive’s access to Confidential Information and the Executive’s material participation in the operation of such businesses.

6.Non-Disparagement. From and after the Separation Date, (a) the Executive agrees not to make any statement that is intended to become public, or that should reasonably be expected to become public, and that criticizes, ridicules, disparages or is otherwise derogatory of the Company, any of its subsidiaries, affiliates, employees, officers, directors or stockholders and (b) the Company agrees to instruct its directors and officers not to make any statement that is intended to become public, or that should reasonably be expected to become public, and that criticizes, ridicules, disparages or is otherwise derogatory of the Executive.

7.Notices. Any notice required or desired to be delivered hereunder shall be in writing and shall be delivered personally, by courier service, or by certified mail, return receipt requested, and shall be effective when actually delivered to the Party to whom such notice shall be directed and shall be addressed as follows (or to such other address as the Party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to the Company:	Emerald Expositions, LLC
31910 Del Obispo St., Suite 200 San Juan Capistrano, CA 92675 Attention: General Counsel

With a copy to:	Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza New York, NY 10004 Attn: Jeffrey W. Ross, Esq.

If to the Executive, at his last address on file with the Company.

8.Complete Agreement. This Agreement constitutes the complete agreement of the Parties with respect to the subject matter hereof and shall supersede all agreements, whether written or oral, between the Parties to the extent they relate in any way to the employment, termination of employment, compensation and benefits of the Executive. For the avoidance of doubt, nothing in this Agreement shall be construed to interfere with the Executive’s right to elect COBRA continuation coverage in accordance with applicable law.

9.Severability. Each provision hereof and portion thereof is severable, and if one or more provisions hereof or portions thereof are declared invalid, the remaining provisions and portions thereof shall nevertheless remain in full force and effect. If any provision of this Agreement or portion thereof is so broad, in scope or duration or otherwise, as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

10.No Waiver. No delay on the part of any of the Parties in exercising any right, power or privilege hereunder shall operate as a waiver thereof. The failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by another party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Agreement, or any part hereof, or the right of any Party thereafter to enforce each and every such provision in accordance with the terms of this Agreement.

11.Counterparts. This Agreement may be executed via facsimile or electronic transmission (e.g., “.pdf”) and in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

12.Governing Law.

(a)This Agreement shall be construed and enforced in accordance with, and the laws of the State of Utah hereto shall govern the rights and obligations of the parties, without giving effect to the conflicts of law principles thereof.

(b)California Labor Code Section 925. The Executive acknowledges and agrees that Subsection (e) of California Labor Code Section 925 is applicable with respect to the Agreement inasmuch as such Executive is and at all times has been represented by legal counsel of his own choosing to represent such Executive individually in negotiating the terms of this Agreement, including the designation of the venue and forum in which any controversy arising from or related to the Agreement may be adjudicated, as well as the choice of  law  to  be applied. The Executive further acknowledges that the legal counsel he has engaged has reviewed the legal implications of this Agreement with such Executive prior to its execution and that such Executive has entered into this Agreement voluntarily.

13.Amendments. This Agreement may be modified, amended or supplemented only by a written agreement executed by the Parties; provided, that the observance of any provision of this Agreement may be waived by the Party that will lose the benefit of such provision as a result of such waiver in a writing expressly stating which observance is being waived.

14.General Interpretive Principles. The name assigned this Agreement and headings of the sections, paragraphs, subparagraphs, clauses and subclauses of this Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the provisions hereof. Words of inclusion shall not be construed as terms of limitation herein, so that references to “include,” “includes” and “including” shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations. Any reference to a Section of the Internal Revenue Code of 1986, as amended, shall be deemed to include any successor to such Section.

15.Section 409A. The Parties agree that this Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (“Section 409A”), or an exemption from Section 409A, and that all provisions of this Agreement shall be interpreted accordingly.

16.Withholding. Notwithstanding anything in this Agreement to the contrary, the Company shall have the right to deduct from any amount payable under this Agreement any taxes or other amounts required by applicable law to be withheld.

17.Affiliates. For purposes of this Agreement, the term “Affiliates” means any person or entity Controlling, Controlled by, or Under Common Control with the Company. The term “Control,” including the correlative terms “Controlling,” “Controlled By,” and “Under Common Control with” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities of any company or other ownership interest, by contract or otherwise) of a person or entity.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and year first above written.

EMERALD EXPOSITIONS, LLC

By:
Name:	David Gosling
Title:	SVP, General Counsel and Secretary

EMERALD EXPOSITIONS EVENTS, INC.

By:
Name:	David Gosling
Title:	SVP, General Counsel and Secretary

EXECUTIVE

Philip Evans

[Signature Page - Evans Separation and Release Agreement]

Exhibit A

RELEASE

YOU ARE ADVISED TO CONSULT AN ATTORNEY BEFORE SIGNING THIS RELEASE OF CLAIMS.

1.In consideration of the payments and benefits to be made under the Amended and Restated Employment Agreement, dated as of March 30, 2017 (the “Employment Agreement”), by and between Philip Evans (the “Executive”) and Emerald Expositions, LLC, a Delaware limited liability company (the “Company”), (each of the Executive and the Company, a “Party” and collectively, the “Parties”) and the Separation and Release Agreement, dated as of January 16, 2020, by and between the Executive, the Company and Emerald Expositions Events, Inc. (the “Separation and Release”), the sufficiency of which the Executive acknowledges, the Executive, with the intention of binding himself and his heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company and each of its subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, shareholders, agents, attorneys, employees and employee benefit plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, arising on or prior to the date hereof, against any Company Released Party that arises out of, or relates to, the Employment Agreement, the Executive’s employment with the Company or any of its subsidiaries and affiliates, or any termination of such employment, including claims (i) for severance or vacation benefits, unpaid wages, salary or incentive payments, (ii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iii) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices) and (iv) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1988, the Fair Labor Standards Act, the Americans with Disabilities Act (“ADA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Age Discrimination in Employment Act (“ADEA”), and any similar or analogous state statute, excepting only:

A.rights of the Executive arising under, or preserved by, this Separation and Release or Section 3 of the Employment Agreement;

B.the right of the Executive to receive COBRA continuation coverage in accordance with applicable law;

C.claims for benefits under any health, disability, retirement, life insurance or other, similar employee benefit plan (within the meaning of Section 3(3) of ERISA) of the Company Affiliated Group;

D.rights to indemnification the Executive has or may have by contract under the by- laws or certificate of incorporation of any member of the Company Affiliated Group or as an insured under any director’s and officer’s liability insurance policy now or previously in force; and

E.rights granted to Executive during his employment related to the purchase and/or grant of equity of Emerald Expositions Events, Inc.

2.WITH RESPECT TO THIS RELEASE, IF THE UNDERSIGNED IS A RESIDENT OF CALIFORNIA, THE UNDERSIGNED ACKNOWLEDGES THAT HE OR SHE IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

THE UNDERSIGNED HEREBY EXPRESSLY WAIVES ANY RIGHTS THAT HE MAY HAVE UNDER SECTION 1542, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

3.The Executive acknowledges and agrees that this Release is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.

4.This Release applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorneys’ fees and expenses.

5.The Executive specifically acknowledges that his acceptance of the terms of this Release is, among other things, a specific waiver of his rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law the Executive is not permitted to waive.

6.As to rights, claims and causes of action arising under ADEA, the Executive acknowledges that he has been given but not utilized a period of 21 days to consider whether to execute this Release. If the Executive accepts the terms hereof and executes this Release, he may thereafter, for a period of seven days following (and not including) the date of execution, revoke this Release as it relates to the release of claims arising under ADEA. If no such revocation occurs, this Release shall become irrevocable in its entirety, and binding and enforceable against theExecutive, on the day next following the day on which the foregoing seven-day period has elapsed. If such a revocation occurs, the Executive shall irrevocably forfeit any right to any payments or benefits provided under Section 2 of the Separation and Release or Section 3 of the Employment Agreement, but the remainder of the Employment Agreement shall continue in full force.

7.Other than as to rights, claims and causes of action arising under ADEA, this Release shall be immediately effective upon execution by the Executive.

8.The Executive acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.

9.The Executive acknowledges that he has been advised to seek, and has had the opportunity to seek, the advice and assistance of an attorney with regard to this Release, and has been given a sufficient period within which to consider this Release.

10.The Executive acknowledges that this Release relates only to claims that exist as of the date of this Release.

11.The Executive acknowledges that the severance payments and benefits he is receiving in connection with this Release and his obligations under this Release are in addition to anything of value to which the Executive is entitled from the Company.

12.Each provision hereof is severable from this Release, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect. If any provision of this Release is so broad, in scope, or duration or otherwise, as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

13.This Release constitutes the complete agreement of the Parties in respect of the subject matter hereof and shall supersede all prior agreements between the Parties in respect of the subject matter hereof except to the extent set forth herein.

14.The failure to enforce at any time any of the provisions of this Release or to require at any time performance by another party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Release, or any part hereof, or the right of any party thereafter to enforce each and every such provision in accordance with the terms of this Release.

15.This Release may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile shall be deemed effective for all purposes.

16.This Release shall be binding upon any and all successors and assigns of the Executive and the Company.

17.Except for issues or matters as to which federal law is applicable, this Release shall be governed by and construed and enforced in accordance with the laws of the State of Utah without giving effect to the conflicts of law principles thereof.

[signature page follows]

IN WITNESS WHEREOF, this Release has been signed by or on behalf of each of the Parties, all as of.

EMERALD EXPOSITIONS, LLC

By:
Name:	David Gosling
Title:	SVP, General Counsel and Secretary

EXECUTIVE

Philip Evans

[Signature Page Evans Release of Claims]

Schedule I

[Extended Options]

Date of Grant	Exercise Price	Total Granted	Total Outstanding and Vested as of Effective Date	Options Vesting Between Effective Date and Separation Date	Options Vesting Between Separation Date and 1- Year Anniversary of Separation Date	Total Extended Options
11/06/13	$8.00	282,500	282,500	0	0	282,500
11/06/13	$12.00	122,500	122,500	0	0	122,500
11/06/13	$16.00	122,500	121,489	0	0	121,489
02/26/14	$8.00	15,000	15,000	0	0	15,000
04/22/14	$8.00	64,125	64,125	0	0	64,125
04/22/14	$12.00	32,000	32,000	0	0	32,000
04/22/14	$16.00	32,000	32,000	0	0	32,000
12/15/14	$10.40	42,750	42,750	0	0	42,750
12/15/14	$12.00	21,375	21,375	0	0	17,375
12/15/14	$16.00	21,375	21,375	0	0	17,375
01/22/18	$22.08	69,444	17,361	17,361	17,361	52,083
03/14/19	$12.47	113,391	0	28,348	28,348	56,696

Schedule II

[Extended RSUs]

Date of Grant	Total Granted	RSUs Vested as of Effective Date	RSUs Vesting Between Effective Date and Separation Date	RSUs Vesting Between Separation Date and 1- Year Anniversary of Separation Date	Total Extended RSUs
06/09/17	19,048	12,699	0	6,349	6,349
01/22/18	6,793	1,698	1,698	1,698	3,396
07/19/18	24,000	12,000	0	12,000	12,000
03/14/19	56,135	0	14,034	14,034	28,068